Daktronics, Inc. Announces Second Quarter Fiscal 2013 Results

Brookings, S.D. – November 20, 2012 - Daktronics, Inc. (Nasdaq - DAKT) today reported fiscal 2013 second quarter net sales of $149.9 million and net income of $11.5 million, or $0.27 per diluted share, compared to net sales of $135.9 million and net income of $4.0 million, or $0.09 per diluted share, for the second quarter of fiscal 2012.   Fiscal 2013 second quarter orders were $110.3 million compared to $117.8 million for the second quarter of fiscal 2012. Backlog at the end of the fiscal 2013 second quarter was $128 million, compared with a backlog of $137 million a year earlier and $164 million at the end of the first quarter of fiscal 2013.

Net sales, net income and earnings per share for the six months ended October 27, 2012 were $282.8 million, $18.2 million and $0.43 per diluted share, respectively. This compares to $254.6 million, $7.3 million and $0.17 per diluted share, respectively, for the same period in fiscal 2012.

Free cash flow, defined as cash provided by operations less net purchases of property and equipment, was $29.8 million for the first six months of fiscal 2013, compared to $15.4 million for the same period in fiscal 2012.  Cash and marketable securities at the end of the second quarter of fiscal 2013 were $79.1 million.

“We went into the quarter with a strong backlog coming off a record order level in the first quarter. Our people did a great job executing and delivering against that backlog,” said Jim Morgan, president and chief executive officer.

"The higher revenue levels helped us achieve higher gross profit margins as we realized better utilization across the company. It is noteworthy that gross profit margins were improved in all of our business units for the quarter, which resulted in an overall gross profit margin improvement over the same quarter a year ago of more than five percentage points. This higher gross profit margin, in conjunction with our operating expenses remaining relatively flat, resulted in over 11 percent operating margins for the quarter and just under 10 percent year to date. Operating income in dollars was two and one-half times that of the second quarter of fiscal 2012," continued Morgan.

Orders

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Orders in the Commercial business were down four percent compared to the second quarter of fiscal 2012. Billboard orders were down primarily due to timing of larger volume purchases. Several large orders anticipated to book within the quarter were pushed out, including a $5 million order that we received verbal confirmation of early in the quarter. We are working through contractual details and expect it to book soon.

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Orders in the second quarter of fiscal 2013 for the Live Events business unit were down approximately 23 percent compared to the second quarter of fiscal 2012. The decrease in orders was the result of the normal variability of our business, competitive pressures in the marketplace, and the timing of orders getting booked. Significant orders booked in the quarter included video display systems for the football stadiums at the University of Wisconsin and the University of Washington that totaled over $8 million. Since the end of the quarter, we have been verbally awarded an order with a major arena in excess of $5 million.

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Orders in the Schools and Theatres business unit were up approximately seven percent for the second quarter of fiscal 2013, compared to the same period in fiscal 2012. The improvement during fiscal 2013 is in part due to schools demonstrating more willingness this year than in fiscal 2012 regarding moving forward with projects. We are also continuing to see increasing interest in larger video display systems for high schools.

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Orders in the Transportation business were down 39 percent primarily as a result of the normal variability of our business and the timing of orders. The first $6 million commitment related to the previously announced $20 million procurement contract with the New Jersey Turnpike Authority, which we had projected to book in the second quarter is now expected to book in the third quarter. We have also been given a letter of intent for a $3 million project with one of our ongoing customers that we expect to book as an order in the near future.

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Orders in the International business unit were up 57 percent over the second quarter of fiscal 2012. Orders for the quarter included a $6.1 million order for a large architectural lighting project in China and orders for a major sports stadium in Sydney, Australia and a second stadium in Perth, Australia totaling in excess of $3 million.

Outlook
Morgan added, “We are pleased with our strong second quarter financial performance, which finishes off a strong first half for us. The first half of the year tends to be our strongest half due to the seasonality of our business, and we expect sales and gross profit margins for the rest of the year to lag those of the first half of the year. However, we remain committed to our three-year strategic goal to significantly improve operating margin. We have more work to do over the next couple of years to achieve and sustain that goal: however, the first half of the year is a good start in that direction. We continue to work to improve the gross profit on contracts as well as standard product through initiatives in product design, manufacturing, and project management. We are estimating that our capital investment for all of fiscal 2013 will be approximately $14.0 million, down from $16.5 million in fiscal 2012."

“On the product side, we are just beginning the shipment of our new 4200 Series Digital Billboard Product. This product offers enhanced features such as improved image quality, diagnostics, and reliability, along with lower operating power. We also recently began shipping our latest fuel price digit products offering an enhanced font along with improved overall reliability. Our Transportation business will begin shipping full-color Vanguard displays in the next few months. This is the first of a complete product family offering full-color solutions for everything from lane control displays to larger roadside message displays as we see a trend away from lower resolution, monochrome displays in this market. Our primary focus in our video products area is the development of our next generation of surface mount outdoor product which will offer a wider array of pixel pitches and improve the manufacturability of the product to achieve improved performance at a reduced cost. We anticipate the first shipment of this product later in this fiscal year,” continued Morgan.

Webcast Information
The company will host a conference call and webcast to discuss its financial results today at 10:00 am (Central Time). This call will be broadcast live at http://investor.daktronics.com and available for replay shortly after the event.

About Daktronics
Daktronics has strong leadership positions in, and is the world's largest supplier of, large screen video displays, electronic scoreboards, LED text and graphics displays, and related control systems. The company excels in the control of display systems, including those that require integration of multiple complex displays showing real-time information, graphics, animation, and video. Daktronics designs, manufactures, markets and services display systems for customers around the world in four domestic business units:  Live Events, Commercial, Schools and Theatres and Transportation, and one International business unit. For more information, visit the company's World Wide Web site at: http://www.daktronics.com, e-mail the company at investor@daktronics.com, call (605) 692-0200 or toll-free (800) 843-5843 in the United States or write to the company at 201 Daktronics Dr., PO Box 5128, Brookings, S.D. 57006-5128.

Safe Harbor Statement
Cautionary Notice: In addition to statements of historical fact, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and is intended to enjoy the protection of that Act.  These forward-looking statements reflect the Company's expectations or beliefs concerning future events. The Company cautions that these and similar statements involve risk and uncertainties which could cause actual results to differ materially from our expectations, including, but not limited to, changes in economic and market conditions, management of growth, timing and magnitude of future contracts, fluctuations in margins, the introduction of new products and technology, the impact of adverse weather conditions and other risks noted in the company's SEC filings, including its Annual Report on Form 10-K for its 2012 fiscal year.  Forward-looking statements are made in the context of information available as of the date stated. The Company undertakes no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

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For more information contact:
INVESTOR RELATIONS:
Sheila Anderson, Chief Financial Officer
(605) 692-0200
Investor@daktronics.com

Financial tables are included on the following pages.

Daktronics, Inc. and Subsidiaries Consolidated Statements of Operations (in thousands, except per share amounts) (unaudited)

	Three Months Ended		Six Months Ended
	October 27, 2012	October 29, 2011	October 27, 2012	October 29, 2011

Net sales	$149,871	$135,910	$282,790	$254,607
Cost of goods sold	107,519	104,440	204,048	193,631
Gross profit	42,352	31,470	78,742	60,976

Operating expenses:
Selling expense	12,796	12,926	25,876	25,135
General and administrative	6,850	6,972	13,431	13,436
Product design and development	5,845	5,636	11,866	11,353
	25,491	25,534	51,173	49,924
Operating income	16,861	5,936	27,569	11,052

Nonoperating income (expense):
Interest income	348	457	779	892
Interest expense	(36)	(95)	(123)	(171)
Other income (expense), net	150	(47)	(30)	(193)

Income before income taxes	17,323	6,251	28,195	11,580
Income tax expense	5,776	2,292	9,970	4,253
Net income	$11,547	$3,959	$18,225	$7,327

Weighted average shares outstanding:
Basic	42,163	41,792	42,138	41,759
Diluted	42,286	41,934	42,272	41,938

Earnings per share:
Basic	$0.27	$0.09	$0.43	$0.18
Diluted	$0.27	$0.09	$0.43	$0.17

Cash dividends declared per share	$—	$—	$0.115	$0.11

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Daktronics, Inc. and Subsidiaries Consolidated Balance Sheets (in thousands)

	October 27, 2012	April 28, 2012
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash, cash equivalents and restricted cash	$53,143	$30,592
Marketable securities	25,969	25,258
Accounts receivable, net	71,189	66,923
Inventories	53,830	54,924
Costs and estimated earnings in excess of billings	32,480	23,020
Current maturities of long-term receivables	4,923	5,830
Prepaid expenses and other assets	7,000	5,528
Deferred income taxes	11,214	10,941
Income tax receivables	138	5,990
Total current assets	259,886	229,006

Long-term receivables, less current maturities	11,967	12,622
Goodwill	3,336	3,347
Intangibles	1,295	1,409
Advertising rights, net and other assets	1,039	1,157
Deferred income taxes	30	30
	17,667	18,565
PROPERTY AND EQUIPMENT:
Land	1,497	1,497
Buildings	56,964	56,431
Machinery and equipment	62,748	61,654
Office furniture and equipment	16,198	15,648
Computer software and hardware	40,503	42,172
Equipment held for rental	868	1,003
Demonstration equipment	8,656	9,806
Transportation equipment	4,143	4,116
	191,577	192,327
Less accumulated depreciation	127,170	123,931
	64,407	68,396
TOTAL ASSETS	$341,960	$315,967

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Daktronics, Inc. and Subsidiaries Consolidated Balance Sheets (continued) (in thousands)

	October 27, 2012	April 28, 2012
	(unaudited)
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Notes payable, bank	$478	$1,459
Accounts payable	34,661	33,906
Accrued expenses	23,833	22,731
Warranty obligations	13,011	13,049
Billings in excess of costs and estimated earnings	17,711	14,385
Customer deposits (billed or collected)	14,703	12,826
Deferred revenue (billed or collected)	9,234	9,751
Current portion of other long-term obligations	477	359
Income tax payable	3,322	665
Deferred income taxes	57	42
Total current liabilities	117,487	109,173

Long-term warranty obligations	9,833	9,166
Long-term deferred revenue (billed or collected)	4,740	4,361
Other long-term obligations, less current maturities	1,457	1,009
Deferred income taxes	1,453	1,453
Total long-term liabilities	17,483	15,989
TOTAL LIABILITIES	134,970	125,162

SHAREHOLDERS' EQUITY:
Common stock	35,801	34,631
Additional paid-in capital	25,988	24,320
Retained earnings	145,223	131,830
Treasury stock, at cost, 19,680 shares	(9)	(9)
Accumulated other comprehensive (loss) income	(13)	33
TOTAL SHAREHOLDERS' EQUITY	206,990	190,805
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$341,960	$315,967

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Daktronics, Inc. and Subsidiaries Consolidated Statements of Cash Flows (in thousands) (unaudited)

	Six Months Ended
	October 27, 2012	October 29, 2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$18,225	$7,327
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	7,717	8,879
Amortization	114	131
Amortization of premium/discount on marketable securities	93	101
Gain on sale of property and equipment	(11)	(7)
Share-based compensation	1,654	1,669
Excess tax benefits from share-based compensation	(13)	(10)
Provision for doubtful accounts	(187)	(337)
Deferred income taxes, net	(258)	(26)
Change in operating assets and liabilities	6,708	3,748
Net cash provided by operating activities	34,042	21,475

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(4,331)	(6,236)
Proceeds from sale of property and equipment	119	147
Purchases of marketable securities	(6,828)	(7,739)
Proceeds from sales and maturities of marketable securities	5,992	4,975
Net cash used in investing activities	(5,048)	(8,853)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings on notes payable	—	782
Payments on notes payable	(982)	—
Proceeds from exercise of stock options	439	330
Excess tax benefits from share-based compensation	13	10
Dividends paid	(4,832)	(4,588)
Net cash used in financing activities	(5,362)	(3,466)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	39	(4)
NET INCREASE IN CASH AND CASH EQUIVALENTS	23,671	9,152

CASH AND CASH EQUIVALENTS:
Beginning of period	29,423	54,308
End of period	$53,094	$63,460

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Daktronics, Inc. and Subsidiaries Net Sales and Orders by Business Unit (in thousands) (unaudited)

	Three Months Ended		Six Months Ended
	October 27, 2012	October 29, 2011	October 27, 2012	October 29, 2011
Net Sales:
Commercial	$39,773	$43,704	$78,130	$76,407
Live Events	50,604	46,664	95,113	85,181
Schools & Theatres	21,688	17,239	39,861	35,721
Transportation	17,571	12,439	34,167	23,939
International	20,235	15,864	35,519	33,359
	$149,871	$135,910	$282,790	$254,607
Orders:
Commercial	$32,035	$33,358	$76,634	$80,599
Live Events	34,195	44,488	84,894	83,823
Schools & Theatres	14,465	13,475	37,923	31,648
Transportation	7,496	12,342	39,532	28,016
International	22,141	14,132	44,891	33,899
	$110,332	$117,795	$283,874	$257,985

Reconciliation of Cash Flow Provided by Operating Activities to Free Cash Flow (in thousands) (unaudited)

	Six Months Ended
	October 27, 2012	October 29, 2011
Net cash provided by operating activities	$34,042	$21,475
Purchase of property and equipment	(4,331)	(6,236)
Proceeds from sales of property and equipment	119	147
Free cash flow	$29,830	$15,386

In evaluating its business, Daktronics considers and uses free cash flow as a key measure of its operating performance. The term free cash flow is not defined under U.S. generally accepted accounting principles (“GAAP”) and is not a measure of operating income, cash flows from operating activities or other GAAP figures and should not be considered alternatives to those computations. Free cash flow is intended to provide information that may be useful for investors when assessing period to period results.

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